corporate investor relations
5333 — 15TH Avenue South, Suite 1500
Seattle, WA 98108
206.762.0993
www.stockvalues.com

CLIENT: CONTACT:	Timeline, Inc. Charlie Osenbaugh, CEO Paula McGee, Investor Relations 206.357.8422

News Release

TIMELINE BOARD VOTES TO CONSERVE CASH FOR PATENT ENFORCEMENT
No Special Dividend Will Be Paid at Fiscal Year End

SEATTLE, WA – March 30, 2006 — Timeline, Inc. (OTC/BB: TMLN), announced today its Board of Directors voted to conserve the cash generated from the sale of its software operations to fund ongoing efforts to enforce its intellectual property rights. Consequently, Timeline will not pay a special dividend to shareholders at the end of fiscal 2006, which ends March 31, 2006. The following open letter to shareholders provides further discussion of the factors surrounding this decision.

Dear Fellow Shareholders:

We stated in the proxy materials provided in conjunction with the shareholders’ approval of the sale of the company’s software operations in August 2005 that our Board of Directors would consider distributing a portion of the sale proceeds as a dividend at fiscal year-end. The Board deferred this decision until just prior to year end in order to evaluate the need for cash reserves in light of anticipated litigation to enforce compliance with Timeline’s patent portfolio. The Board has now determined we should retain a strong cash position in order to enable us to prosecute that program, and decided not to declare a dividend to shareholders at this time. The terms of the sale of the operating assets provide for four additional installment payments of $250,000 over the next several years. As this cash becomes available or additional license revenue is received, the Board will consider how best to use these proceeds, which may include special dividend payments or share repurchase programs, or for funding continued operations.

This decision is based in large part on the current status of Timeline, Inc. vs. ProClarity Corporation.

1.	In discovery, we have good reason to believe that Microsoft Corporation has provided a high degree of support to ProClarity, including assistance of in-house counsel and expertise on what we believe to be a very large scale. If Microsoft is providing support to ProClarity, we presume it will do so for other ISVs who may allegedly infringe the Timeline patents.

2.	Timeline has also amended the complaint to name as additional defendants a number of former and current officers and directors of ProClarity in its claims alleging willful infringement.

Both of these factors may affect the cost and timing of resolving this litigation, including any appeals. We think it is significant when a company with the financial clout of Microsoft is apparently willing to provide its resources in an attempt to defeat our agenda.

The Board believes Microsoft’s involvement is indicative that the outcome of the ProClarity litigation will be viewed by Microsoft and its ISVs as a major indicator of the need, or lack thereof, to license Timeline’s intellectual property. Consequently, the Board determined it is critical to preserve our ability to fully prosecute this litigation prior to making any distributions to shareholders from the initial proceeds of the sale of software operations.

(more)

License Agreement with Sage

As disclosed in the most recent quarterly report filed with the SEC, Timeline signed a patent license agreement with Sage Software for $800,000 in December 2005. Sage offers leading business management software and services that support more than 2.5 million small and mid-sized business customers in North America. They recognized the desirability of a license to our patents to proceed in the development and release of future products which operate on Microsoft SQL Server platforms.

Future Potential Patent Licenses

We continue to research and contact companies with products that may infringe our patents. Our approach is to notify them of our concern and encourage them to review our patents and enter into a dialogue regarding potential infringement.

Profitable Third Quarter Results

With the Sage patent license, Timeline generated a profit of $566,000, or $0.14 per share, in the third quarter of fiscal 2006, ending December 31, 2005, compared to $51,000 or $0.01 per share in the third quarter of fiscal 2005. For the first nine months of fiscal 2006, Timeline posted a profit of $2.5 million, or $0.59 per share, compared to a loss of $477,000, or $0.11 per share. At December 31, 2005, Timeline had $1.3 million, or $0.32 per share, in cash or cash equivalents.

As we have explained in the past, patent license revenues tend to be large but sporadic due to the nature of the negotiation and/or litigation involved. In those quarters where there are no new patent licenses, including the current quarter, we expect to report an operating loss. The third quarter costs included some remaining expenses and taxes related to the sale of our software operations in August 2005, and on-going expenses with being a public company. In the first nine months of this fiscal year, our average quarterly operating expenses for the continuing business operations were about $200,000, and we believe operating costs could be cut by as much as 40% to 50% in future quarters.

About Timeline

After 28 years of developing, marketing and supporting innovative software applications; Timeline, Inc. recently reorganized around a dedicated effort to license its intellectual property to the industry at large. In 2005 it completed the sale of its European subsidiary and the assets of its applications line of business. The company believed it was an inherent conflict of interest to market patented intellectual property to companies with which it competed on a day to day basis for end user software licensees. By selling the applications business, the company is now solely focused on commercializing its patent portfolio. This effort is intended to maximize shareholder value and to allow the benefits of its prior innovations to reach a far greater audience than was possible through its own limited resources. Timeline can be reached at 206-357-8422 or on the web at www.tmln.com. The vast majority of these patents involve the automation of building and using data marts and warehouses with structures optimized for analysis on data originally housed in source on line transaction data stores. These ‘pioneer’ patents have been licensed to many of the thought leaders in analytic reporting including, among others, Oracle, Microsoft, Hyperion, Cognos, Group One, and Crystal (now Business Objects).

This press release contains forward-looking statements and projections concerning Timeline’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “will”, “expect,” “believe,” and “presume” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding future revenues and cash proceeds, use of proceeds, results of litigation and the ability of the company to license its intellectual property are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information are subject to risks and uncertainties, including those discussed in Timeline’s periodic reports filed with the Securities and Exchange Commission, which are available at the SEC website at www.sec.gov.